Exhibit 99.1

EVOQUA WATER TECHNOLOGIES Announces

LAUNCH of SECONDARY Public Offering

Pittsburgh, March 4, 2020. Evoqua Water Technologies Corp. (NYSE: AQUA) today announced the launch of a secondary public offering of 13 million shares of its common stock by certain shareholders of the company, including certain affiliates of AEA Investors LP (collectively, the “Selling Shareholders”). Additionally, in connection with the offering, the Selling Shareholders intend to grant to the underwriters a 30-day option to purchase up to 1.95 million additional shares of common stock.

The company is not selling any shares in the offering and will not receive any proceeds from the sale of shares being sold by the Selling Shareholders in the offering.

Credit Suisse, RBC Capital Markets and J.P. Morgan are acting as joint lead book-running managers in the offering.

An automatic shelf registration statement (including a prospectus) relating to these securities was filed on March 4, 2020 with the Securities and Exchange Commission (the “SEC”) and became effective upon such filing. Before you invest, you should read the prospectus in that registration statement and the documents incorporated by reference in that registration statement, as well as the prospectus supplement related to this offering. Copies of these documents are available at no charge on the SEC’s website at www.sec.gov. Alternatively, copies of the prospectus supplement and the accompanying prospectus may be obtained, when available, from: Credit Suisse Securities (USA) LLC, Attention: Prospectus Department, Eleven Madison Avenue, 3rd floor, New York, New York 10010, or by telephone at +1 (800) 221-1037, or by email at usa.prospectus@credit-suisse.com, or RBC Capital Markets, LLC, Attention: Equity Syndicate, 200 Vesey Street, 8th Floor, New York, New York 10281, or by telephone at 1-877-822-4089, or by email at equityprospectus@rbccm.com, or J.P. Morgan Securities LLC, c/o Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or via telephone: 1-866-803-9204.

The offering of these securities is being made only by means of a prospectus supplement and an accompanying prospectus. This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction.

About Evoqua Water Technologies

Evoqua Water Technologies is a leading provider of mission critical water and wastewater treatment solutions, offering a broad portfolio of products, services and expertise to support industrial, municipal and recreational customers who value water. Evoqua has worked to protect water, the environment and its employees for more than 100 years, earning a reputation for quality, safety and reliability around the world. Headquartered in Pittsburgh, Pennsylvania, the company operates in more than 160 locations across ten countries. Serving more than 38,000 customers and 200,000 installations worldwide, our employees are united by a common purpose: Transforming Water. Enriching Life.

Contact Information:

Evoqua Water Technologies Corp.

Dan Brailer, Investor Contact

Telephone: 724-720-1605

Email: dan.brailer@evoqua.com

Evoqua Water Technologies Corp.

Lisa Marchewka, Media

Telephone: 978-614-7219

Email: lisa.marchewka@evoqua.com